Exhibit 99.2
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Mariner and the Forest Gulf of Mexico operations may have appeared had the businesses actually been combined as of December 31, 2005 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2005 (with respect to statements of operations information). The unaudited pro forma combined financial information shows the impact of the merger on the historical financial position and results of operations under the purchase method of accounting with Mariner treated as the acquirer. Under this method of accounting, the assets and liabilities of the Forest Gulf of Mexico operations are recorded by Mariner at their estimated fair values as of the date the merger was completed.

The unaudited pro forma combined balance sheet as of December 31, 2005 assumes the merger was completed on that date. The unaudited pro forma combined statements of operations gives effect to the merger as if it had been completed on January 1, 2005. The merger agreement was executed on September 9, 2005 and provided for Mariner to issue approximately 50.6 million shares of common stock as consideration to Forest Energy Resources common stockholders.

The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements of Mariner and the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations, which are included herein. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not include all of the costs of doing business.

The unaudited pro forma combined condensed financial information is for illustrative purposes only. The financial results may have been different had the Forest Gulf of Mexico operations been an independent company and had the companies always been combined. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that Mariner will achieve after the merger.

In addition, the purchase price allocation is preliminary and will be finalized following the closing of the merger. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties and identifiable intangible assets. We are continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the unaudited pro forma combined condensed balance sheet.

The combination of the Forest Gulf of Mexico operations with Mariner’s is expected to cause the average reserve life of Mariner’s oil and gas properties to decrease from current levels and to result in a higher rate of depreciation, depletion, and amortization for the combined operations. For example, the estimated proved reserves of the Forest Gulf of Mexico properties as of December 31, 2005 were 306.1 Bcfe and production for the year ended December 31, 2005 was approximately 65.8 Bcfe, a reserve life on an annualized basis of 4.7. This ratio is indicative of the relatively higher productive rates of offshore oil and gas properties when compared to most onshore fields. While the higher productive rates generally result in a faster return on investment than onshore fields, they also result in a faster depletion of the underlying proved reserves and a resulting higher rate of depreciation, depletion, and amortization. As of December 31, 2005, Mariner’s proved reserves totaled 337.6 Bcfe and production for the year ended December 31, 2005 was approximately 29.1 Bcfe, a reserve life on an annualized basis of 11.6. For the combined operations, as of December 31, 2005, proved reserves would have totaled approximately 643.7 Bcfe and production for the year ended December 31, 2005 would have totaled 94.9 Bcfe, a reserve life on an annualized basis of 6.8. Mariner will also write-up the Forest Gulf of Mexico operations to estimated fair value as of the merger date, which is also expected to cause the underlying DD&A rate to increase for the combined operations.

MARINER ENERGY, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of December 31, 2005

				Mariner
	Mariner	Merger		Pro Forma
	Historical	Adjustments(1)		Combined
	(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$4,556	$10		$4,566
Receivables	88,651	—		88,651
Deferred tax asset	26,017	—		26,017
Prepaid expenses and other	22,208	5,377	(2)	27,585

Total current assets	141,432	5,387		146,819
Property and Equipment, net	515,943	1,617,000	(3)	2,132,943
Goodwill	—	—		—
Other Assets, net of amortization	8,161	9,199	(2)	17,360

TOTAL ASSETS	$665,536	$1,631,586		$2,297,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$37,530	$—		$37,530
Accrued liabilities	123,689	29,938	(2)	153,627
Accrued interest	614	—		614
Derivative liability	42,173	17,523	(2)	59,696

Total current liabilities	204,006	47,461		251,467
Long-Term Liabilities:
Abandonment liability	38,176	118,083	(2)	156,259
Deferred income tax	25,886	397,600	(4)	423,486
Derivative liability	21,632	—		21,632
Bank debt	152,000	176,202	(5)	328,202
Note payable	4,000	—		4,000
Other long-term liabilities	6,500	—		6,500

Total long-term liabilities	248,194	691,885		940,079
Stockholders’ Equity:
Common stock	4	5	(6)	9
Additional paid-in capital	167,318	892,235	(3)	1,059,553
Unearned compensation	(6,613)	—		(6,613)
Accumulated other comprehensive (loss)	(41,473)	—		(41,473)
Accumulated retained earnings	94,100	—		94,100

Total stockholders’ equity	213,336	892,240		1,105,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$665,536	$1,631,586		$2,297,122

MARINER ENERGY, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

		Forest Energy			Mariner
	Mariner	Resources, Inc.	Merger		Pro Forma
	Historical	Historical(7)	Adjustments(1)		Combined
	(in thousands, except share data)

Revenues:
Oil & gas sales	$196,122	$392,272	$—		$588,394
Other revenues	3,588	—	—		3,588

Total revenues	199,710	392,272	—		591,982
Costs and Expenses:
Lease operating expenses	29,882	80,739	—		110,621
Transportation expenses	2,336	3,383	—		5,719
General and administrative expenses	37,053	—	—	(11)	37,053
Depreciation, depletion and amortization	59,426	—	270,390	(8)	329,816
Impairment of production equipment held for use	1,845	—	—		1,845

Total costs and expenses	130,542	84,122	270,390		485,054

OPERATING INCOME	69,168	308,150	(270,390)		106,928
Interest:
Income	779	—	—		779
Expense, net of amounts capitalized	(8,172)	—	(10,378	) (9)	(18,550)

Income before taxes	61,775	308,150	(280,768)		89,157
Provision for income taxes	(21,294)	—	(9,911	)(10)	(31,205)

NET INCOME	$40,481	$308,150	$(290,679)		$57,952

Earnings per share:
Net Income per share—basic	$1.24				$0.70

Net Income per share—diluted	$1.20				$0.69

Weighted average shares outstanding—basic	32,667,582		50,637,010		83,304,592
Weighted average shares outstanding—diluted	33,766,577		50,687,850		84,454,427

Notes to Unaudited Pro Forma Combined Condensed Financial Data

The unaudited “Mariner Pro Forma Combined” financial data have been prepared to give effect to Mariner’s acquisition of the Forest Gulf of Mexico operations, that was spun off to Forest shareholders on March 2, 2006. Information under the heading “Merger Adjustments” gives effect to the adjustments related to the acquisition of the Forest Gulf of Mexico operations. The unaudited pro forma combined condensed statements are not necessarily indicative of the results of Mariner’s future operations.

The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements of Mariner and the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not reflect all of the costs of doing business. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not include all of the costs of doing business.

(1)	Transaction costs consisting of accounting, consulting and legal fees are anticipated to be approximately $12 million. These costs are directly attributable to the transaction and have been excluded from the pro forma financial statements as they represent material nonrecurring charges.

(2)	To record other current and long-term assets that we received in the spin-off and liabilities that we assumed as a result of the spin-off reflected at their estimated fair market values, including inventory of $2.0 million, abandonment escrows and deposits of $2.0 million, prepaid assets of $1.4 million, gas imbalances of $9.0 million, asset retirement obligations of $148.0 million and derivative liabilities of $17.5 million.

(3)	To record the preliminary purchase price allocation to the fair value of assets acquired, including proved and unproved oil and gas properties. These adjustments also adjust depreciation, depletion and amortization expense to give effect to the acquisition of the Forest Gulf of Mexico operations and their step-up in value using the unit of production method under the full cost method of accounting.

(4)	To record the deferred tax position of the combined company, inclusive of the deferred tax gross-up in connection with the acquisition.

(5)	To record $176.2 million of debt that Forest Energy Resources, Inc. incurred under the terms of the distribution agreement. The actual amount of debt incurred was adjusted to reflect the net cash proceeds generated by the Forest Gulf of Mexico operations since June 30, 2005 pursuant to the terms of the distribution agreement. The final amount of debt is subject to post closing adjustments between the parties, and therefore may be more or less than $176.2 million. Mariner refinanced the debt upon closing on March 2, 2006 with a revolving credit facility that matures on the fourth anniversary of the closing. Forest Energy Resources, Inc. is primarily liable for all indebtedness incurred in connection with the spin-off or any refinancing thereof.

(6)	To record issuance of 50,637,010 shares of common stock at par value of $.0001 per share.

(7)	The Forest Gulf of Mexico operations historically have been operated as part of Forest’s total oil and gas operations. No historical GAAP-basis financial statements exist for the Forest Gulf of Mexico operations on a stand-alone basis; however, statements of revenues and direct operating expenses are presented for the year ended December 31, 2005.

(8)	To adjust depreciation, depletion and amortization expense to give effect to the acquisition of the Forest Gulf of Mexico operations and their step-up in value using the unit of production method under the full cost method of accounting.

(9)	To adjust interest expense to give effect to the financing activities in connection with the organization of Forest Energy Resources, Inc. assuming an interest rate of 5.89% for the year ended December 31, 2005 based on the terms of the senior term loan facility obtained by Forest Energy Resources. The interest rates used reflect 30-day LIBOR plus 1.50%, or 5.89% as of December 31, 2005. A change in interest rates of 1/8 percent would result in a change in pro forma combined interest expense of approximately $0.3 million for the year ended December 31, 2005.

(10)	To record income tax expense on the combined company results of operations based on a statutory combined federal and state tax rate of 35%.

(11)	The pro forma general and administrative expenses do not include costs associated with the Forest Gulf of Mexico assets. Mariner believes the overhead costs associated with these operations in 2006 will approximate $6.4 million, net of capitalized amounts.

Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information (Unaudited)

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and gas reserve and standardized measure information of Mariner and the Forest Gulf of Mexico operations may have appeared had the businesses actually been combined as of December 31, 2005. The Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information is for illustrative purposes only. You should refer to footnote 10 in Mariner’s Notes to the Financial Statements in this Part II, Item 8 and footnote 3 in Forest’s Gulf of Mexico Operations Notes to Statements of Revenues and Direct Operating Expenses in this Part II, Item 8 for additional information presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities.

ESTIMATED PRO FORMA COMBINED QUANTITIES OF PROVED RESERVES

	Mariner Historical			Forest Energy Resources, Inc. Historical					Mariner Pro Forma Combined
			Natural				Natural				Natural
		Natural	Gas			Natural	Gas			Natural	Gas
	Oil	Gas	Equivalent	Liquids		Gas	Equivalent		Liquids	Gas	Equivalent
	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)		(MMcf)	(Mmcfe)		(Mbbl)	(MMcf)	(Mmcfe)

December 31, 2004	14,255	151,933	237,465	11,650		269,808	339,708		25,905	421,741	577,173
Revisions of previous estimates	835	963	5,971	3,123		4,815	23,553		3,958	5,778	29,524
Extensions, discoveries and other additions	1,167	22,307	29,309	504		5,639	8,663		1,671	27,946	37,972
Production	(1,791)	(18,354)	(29,100)	(2,783)		(49,120)	(65,818)		(4,574)	(67,474)	(94,918)
Purchases of reserves in place	7,181	50,837	93,923	—		—	—		7,181	50,837	93,923

December 31, 2005	21,647	207,686	337,568	12,494	(1)	231,142	306,106	(1)	34,141	438,828	643,674

(1)	Includes 3,223 Mbbls of natural gas liquids.

ESTIMATED PRO FORMA COMBINED QUANTITIES OF PROVED DEVELOPED RESERVES

	Mariner Historical			Forest Energy Resources, Inc. Historical			Mariner Pro Forma Combined
			Natural			Natural			Natural
		Natural	Gas		Natural	Gas		Natural	Gas
	Oil	Gas	Equivalent	Liquids	Gas	Equivalent	Liquids	Gas	Equivalent
	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)	(MMcf)	(Mmcfe)

December 31, 2005	9,564	110,011	167,395	8,792	142,143	194,895	18,356	252,154	362,290

PRO FORMA COMBINED STANDARDIZED MEASURE OF DISCOUNTED
FUTURE NET CASH FLOWS

	For the Year Ending December 31, 2005
		Forest Energy	Mariner
	Mariner	Resources, Inc.	Pro Forma
	Historical	Historical	Combined

Future cash inflows	$3,451,321	$2,849,998	$6,301,319
Future production costs	(687,583)	(226,248)	(913,831)
Future development costs	(386,497)	(386,855)	(773,352)
Future income taxes	(695,921)	(649,002)	(1,344,923)

Future net cash flows	1,681,320	1,587,893	3,269,213
Discount of future net cash flows at 10% per annum	(774,755)	(292,730)	(1,067,485)

Standardized measure of discounted future net cash flows	$906,565	$1,295,163	$2,201,728

Balance, beginning of period	$494,382	$925,837	$1,420,219
Increase (decrease) in discounted future net cash flows:
Sales and transfers of oil and gas produced, net of production costs	(213,189)	(436,385)	(649,574)
Net changes in prices and production costs	425,317	692,164	1,117,481
Extensions and discoveries, net of future development and production costs	119,501	53,744	173,245
Purchases of reserves in place	189,782	—	189,782
Development costs during period and net change in development costs	46,632	7,022	53,654
Revision of previous quantity estimates	16,323	109,207	125,530
Net change in income taxes	(201,647)	(178,643)	(380,290)
Accretion of discount before income taxes	49,438	122,217	171,655
Changes in production rates (timing) and other	(19,974)	—	(19,974)

Balance, end of period	$906,565	$1,295,163	$2,201,728